As filed with the Securities and Exchange Commission on January 26, 2021

Registration No. 333-232999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT NO. 333-232999

UNDER

THE SECURITIES ACT OF 1933

EIDOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3733671
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

101 Montgomery Street, Suite 2000

San Francisco, CA 94104

(415) 887-1471

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Kumar

Chief Executive Officer

Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2000

San Francisco, CA 94104

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Stephen F. Arcano, Esq.

Thomas W. Greenberg, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Eidos Therapeutics, Inc., a Delaware corporation (the “Registrant”), relates to the Registration Statement on Form S-3 (Registration Number 333-232999) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on August 2, 2019, as amended by Amendment No. 1 thereto filed with the SEC on August 23, 2019 (as amended, the “Registration Statement”), pertaining to the registration of the securities described in the Registration Statement.

On October 5, 2020, the Registrant, BridgeBio Pharma, Inc. (“BridgeBio”), Globe Merger Sub I, Inc. (“Merger Sub”) and Globe Merger Sub II, Inc. (“Merger Sub II”) entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), providing for, upon the terms and subject to the conditions contained therein, (i) the merger of Merger Sub with and into the Registrant (the “Initial Merger”), with the Registrant surviving the Initial Merger, and (ii) thereafter, the merger of the Registrant with and into Merger Sub II (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II surviving as an indirect wholly owned subsidiary of BridgeBio. The Initial Merger became effective on January 26, 2021 (the effective time of the First Merger, the “Effective Time”). Shortly after the Effective Time, the Subsequent Merger became effective.

Immediately prior to the Effective Time, (i) each option to purchase common stock, par value $0.001 per share, of the Registrant (“Common Stock”) (an “Option”) was converted into an option, on the same terms and conditions applicable to such Option immediately prior to the Effective Time, to purchase a specified number of shares of common stock of BridgeBio, calculated pursuant to the terms of the Merger Agreement, and (ii) each outstanding award of shares of Common Stock that is subject to forfeiture conditions (subject to certain exceptions) (each, an “Restricted Share Award”) was converted into an award covering a number of whole restricted shares of common stock of BridgeBio, calculated pursuant to the terms of the Merger Agreement, with any fractional shares being paid out to the holder of such Restricted Share Award in cash.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by the Registrant as treasury stock, (ii) owned by the Registrant, BridgeBio, Merger Sub, Merger Sub II or any other direct or indirect wholly owned subsidiary of BridgeBio and, in each case, not held on behalf of third parties and (iii) shares of Common Stock that are subject to Restricted Share Awards) was converted into the right to receive, at the election of each of the Registrant’s stockholders, either (1) 1.85 shares of common stock of BridgeBio or (2) $73.26 in cash, subject to proration. In connection with the Mergers, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statement, if any, as of the filing date of this Post-Effective Amendment. The Registration Statement is hereby amended to reflect the deregistration of such securities and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Francisco, State of California, on this 26th day of January, 2021.

EIDOS THERAPEUTICS, INC.

By:	/s/ Neil Kumar
Neil Kumar Chief Executive Officer